EXHIBIT 99.1
NEWS RELEASE
Contact: Peter Monson
Chief Financial Officer
(978) 206-8220
Peterm@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES RECORD
3rd QUARTER REVENUE AND NET INCOME
DECLARES QUARTERLY DIVIDEND
Acton, Massachusetts, October 27, 2005 — Psychemedics Corporation (AMEX: PMD) today announced third quarter results for the period ending September 30, 2005. The Company also announced a quarterly dividend of $.10 per share. This will be the Company’s 37th consecutive quarterly dividend and will be paid on December 23, 2005 to shareholders of record on December 9, 2005.
The Company’s third quarter revenue was $5,353,168, up 10% as compared to $4,870,218 in the third quarter of 2004. Net income was $982,621 or $.19 per share, up 23% from $801,158 or $.16 per share for the same period in 2004.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to be able to report record results for the third quarter of 2005 — a significant achievement in a less than robust hiring environment. Our revenue, pretax income and net income for the third quarter were the highest for any third quarter since the Company’s inception. With a job market that continues to be challenging, we still recorded a considerable increase of 10% in our revenue for the third quarter. This increase in revenue, along with our continued emphasis on controlling costs enabled us to realize a substantial increase of 29% in our pretax income and 23% in our net income for the third quarter.”
Kubacki continued, “We continue to add new accounts at a brisk pace and to demonstrate our ability to produce strong operating margins. With our patented and FDA-cleared hair test and our large and diverse customer base, we feel we are well-positioned for substantial growth in the future. The Company’s balance sheet remains strong with over $5.2 million of cash and short-term investments, no long-term debt and approximately $7.5 million of working capital. We are pleased to declare our second consecutive quarterly dividend at the increased rate of $.10 per share, which also represents our 37th consecutive quarterly dividend. This once again demonstrates our Directors’ commitment to rewarding shareholders and sharing the financial success of the Company with them as we grow.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks. Psychemedics is the only company that has received FDA clearance for a five-drug panel test of hair samples for drugs of abuse.
Financial Highlights:
•	Record Revenue for the third quarter increased 10% over the prior year quarter to $5,353,168

•	Record Revenue for the nine month period increased 13% over the prior year period to $16,306,247

•	Record Pretax Income for the third quarter of $1,563,621, up 29% from the prior year quarter

•	Record Pretax Income for the nine month period of $4,986,607, up 43% from the prior year period

•	Record Net Income for the third quarter of $982,621, or $0.19 per diluted share, up $0.03 or 23% from the prior year quarter

•	Record Net Income for the nine month period of $3,131,607, or $0.61 per diluted share, up $0.18 or 41% from the prior year period
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenue	$5,353,168	$4,870,218	$16,306,247	$14,373,139
Cost of Revenue	2,267,237	2,105,768	6,656,516	6,362,714

Gross Profit	3,085,931	2,764,450	9,649,731	8,010,425

Expenses:
General and administrative	765,758	803,940	2,394,370	2,416,796
Marketing and selling	703,731	673,724	2,110,980	1,893,877
Research and development	87,090	83,854	232,891	234,192

	1,566,579	1,561,579	4,738,241	4,544,865

Operating Income	1,529,352	1,202,932	4,911,490	3,465,560
Interest Income	34,269	8,476	73,867	23,376
Other Income	—	3,750	1,250	11,250

	34,269	12,226	75,117	34,626

Income before Provision for Income Taxes	1,563,621	1,215,158	4,986,607	3,500,186
Provision for Income Taxes	581,000	414,000	1,855,000	1,282,000

Net Income	$982,621	$801,158	$3,131,607	$2,218,186

Basic and Diluted Net Income Per Share	$0.19	$0.16	$0.61	$0.43
Weighted Average Common Shares Outstanding, Basic	5,167,097	5,126,907	5,153,178	5,126,907
Weighted Average Common Shares Outstanding, Diluted	5,179,134	5,132,976	5,165,060	5,131,946

PSYCHEMEDICS CORPORATION
BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,201,837	$3,260,178
Short-term investments	2,000,000	—
Accounts receivable, net of allowance for doubtful accounts of $464,058 in 2005 and $483,230 in 2004	3,601,562	3,289,863
Prepaid expenses and other current assets	431,902	246,372
Deferred tax assets	529,752	529,752

Total current assets	9,765,053	7,326,165
PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	9,994,041	9,960,831
Less-accumulated depreciation and amortization	(9,251,847)	(9,099,472)

	742,194	861,359
DEFERRED TAX ASSETS	166,583	166,583
OTHER ASSETS, NET	39,829	79,529

	$10,713,659	$8,433,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$401,655	$554,214
Accrued expenses	1,236,196	1,157,740
Deferred revenue	581,440	487,633

Total current liabilities	2,219,291	2,199,587
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,750,894 shares and 5,710,704 shares issued in 2005 and 2004, respectively	28,754	28,554
Paid-in capital	25,446,781	24,978,039
Accumulated deficit	(7,858,476)	(9,649,853)
Less — Treasury stock, at cost; 583,797 shares	(9,122,691)	(9,122,691)

Total shareholders’ equity	8,494,368	6,234,049

	$10,713,659	$8,433,636